                                              Filed Pursuant to Rule 424(b)(5)
                                              File No. 033-65135


PROSPECTUS

                             Merrill Lynch & Co., Inc.
 Healthcare/Biotechnology Portfolio Market Index Target-Term Securities-SM- due
                                  October 31, 2001
                                ("MITTS-Registered Trademark-")

   On October 30, 1996, Merrill Lynch & (Co., Inc. (the "Company") issued $15,000,000 aggregate principal amount (1,500,000 Units) of Healthcare/Biotechnology. Portfolio Market Index Target-Term Securities due October 3l, 2001 (the "Securities" or "MITTS"). Each $10 principal amount of Securities will be deemed a "Unit" for purposes of trading and transfer at the Depository described below. Units will be transferable by the Depository, as more fully described below, in denominations of whole Units.

       The Securities are debt securities of the Company, which were issued in denominations of $10 and integral multiples thereof, will bear no periodic payments of interest and will mature on October 31, 2001. At maturity, a beneficial owner of a Security will be entitled to receive, with respect to each Security, the principal amount thereof plus an interest payment (the "Supplemental Redemption Amount"), based on the percentage increase, if any, in the value of a portfolio (the "Portfolio Value") of specified stocks (the "Portfolio") of companies involved in various segments of the healthcare industry and the biotechnology industry over the Benchmark Portfolio Value. The Supplemental Redemption Amount will in no event be less than zero. The Securities are not redeemable or callable by the Company prior to maturity. At maturity a beneficial owner of a Security will receive the principal amount of such Security plus the Supplemental Redemption Amount, if any, however, there will be no other payment of interest, periodic or otherwise.

       The Supplemental Redemption Amount payable with respect to a Security at maturity will equal the product of (A) the principal amount of the applicable Security, and (B) the percentage increase from the Benchmark Portfolio Value to the Ending Portfolio Value. The Benchmark Portfolio Value equals 115 and was determined as described herein. The Benchmark Portfolio Value exceeds the closing value of the Portfolio on the date the Securities were priced by the Company for initial sale to the Public (the "Pricing Date") by 15%. The Ending Portfolio Value, as more particularly described herein, will be the average (arithmetic mean) of the closing values of the Portfolio on certain days, or, if certain events occur, the closing value of the Portfolio on a single day prior to the maturity of the Securities.

     FOR INFORMATION AS TO THE CALCULATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT, IF ANY, WHICH WILL BE PAID AT MATURITY AND THE CALCULATION AND THE COMPOSITION OF THE PORTFOLIO, SEE "DESCRIPTION OF SECURITIES" AND "THE PORTFOLIO", RESPECTIVELY, IN THIS PROSPECTUS. FOR OTHER INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     Ownership of the Securities will be maintained in book-entry form by or through the Depository. Beneficial owners of the Securities will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein.

     The Securities have been listed on the American Stock Exchange (the "AMEX") under the symbol "MLH".
                                  -------------
      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -------------
      This Prospectus has been prepared in connection with the Securities and is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly owned subsidiary of the Company, in connection with offers and sales related to market-making transactions in the Securities. MLPF&S may act as principal or agent in such transactions. The Securities may be offered on the CBOE and the NYSE, or off such exchange in negotiated transactions, or otherwise. Sales will be made at prices related to prevailing prices at the time of sale. The distribution of the Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules to the By-Laws of the National Association of Securities Dealers. Inc.
                                  -------------
                                Merrill Lynch & Co.
                                  -------------
               The date of this Prospectus is December 2, 1996.

-Registered Trademark-"MITTS" is a registered service mark and -SM-"Market Index Target-Term Securities" is a service mark of Merrill Lynch & Co,, Inc.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                      AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the NYSE, AMEX, the Chicago Stock Exchange and the Pacific Stock Exchange. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 29, 1995, Quarterly Reports on Form 10-Q for the periods ended March 29, 1996, June 28, 1996 and September 27, 1996, and Current Reports on Form 8-K dated January 17, 1996, January 22, 1996, February 7, 1996, February 29, 1996, March 1, 1996,
March 12, 1996, March 18, 1996, April 1, 1996, April 15, 1996, May 1, 1996, May
13, 1996, May 15, 1996, May 28, 1996 (as amended by Form 8-K/A filed June 7,
1996), July 9, 1996, July 16, 1996, July 31, 1996, August 12, 1996, October 15,
1996 and October 30, 1996 filed pursuant to Section 13 of the Exchange Act, are hereby incorporated by reference into this Prospectus.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the maturity of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Mr. Gregory T. Russo, Secretary, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8435.

     No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered Securities to which it relates or an offer to, or a solicitation of an offer to buy from, any person in any jurisdiction where such offer would be unlawful.

The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.

                     MERRILL LYNCH & CO., INC.

    Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, MLPF&S, one of the largest securities firms in the world, is a leading broker in securities, options contracts, and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; and an underwriter of selected insurance products. Other subsidiaries provide financial services on a global basis similar to those of MLPF&S and are engaged in such other activities as international banking, lending, and providing other investment and financing services. Merrill Lynch International Incorporated, through subsidiaries and affiliates, provides investment, financing, and related services outside the United States and Canada. Merrill Lynch Asset Management, LP and Fund Asset Management, LP together constitute one of the largest mutual fund managers in the world and provide investment advisory services. Merrill Lynch Government Securities Inc. is a primary dealer in obligations issued or guaranteed by the U.S. Government and its agencies. Merrill Lynch Capital Services, Inc., Merrill Lynch Derivative Products AG, and Merrill Lynch Capital Markets PLC are the Company's primary derivative product dealers and enter into interest rate and currency swaps and other derivative transactions as intermediaries and as principals. The Company's insurance underwriting operations consist of the underwriting of life insurance and annuity products. Banking, trust, and mortgage lending operations conducted through subsidiaries of the Company include issuing certificates of deposit, offering money market deposit accounts, making secured loans, and providing foreign exchange facilities and other related services.

     The principal executive office of the Company is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; its telephone number is (212) 449-1000.

Ratio of Earnings to Fixed Charges

                        Year Ended Last Friday in December Nine Months Ended 1991 1992 1993 1994 1995 September 27, 1996
                        ----  -----  -----  -----  -----   -------------------
 Ratio of earnings
 to fixed charges.       1.2    1.3    1.4    1.2    1.2           1.2

      For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

                          RISK FACTORS

Payment at Maturity

      Benchmark Portfolio Value will Exceed Value of Starting Portfolio Value on the Pricing Date. On the Pricing Date, the Benchmark Portfolio Value exceeded the Starting Portfolio Value (as defined below) by 15 %. Investors should be aware that if, at maturity, the Ending Portfolio Value does not exceed the Starting Portfolio Value by more than 15%, beneficial owners of the Securities will receive only the principal amount thereof.

     Yield may be Below Market Interest Rates on the Pricing Date. A beneficial owner of the Securities may receive no Supplemental Redemption Amount at maturity, or a Supplemental Redemption Amount that is below what the Company would pay as interest as of the Pricing Date if the Company issued non-callable senior debt securities with a similar maturity as that of the Securities. The return of principal of the Securities at maturity and the payment of the Supplemental Redemption Amount, if any, may not reflect the full opportunity costs implied by inflation or other factors relating to the time value of money.

     Yield on Securities will not Reflect Dividends. The Portfolio does not reflect the payment of dividends on the stocks underlying it and therefore the yield based on the Portfolio to the maturity of the Securities will not produce the same yield as if such underlying stocks were purchased and held for a similar period.

     State Law Limit on Interest Paid. Because the Senior Indenture (as defined below) provides that the Securities are governed by and construed in accordance with the laws of New York, certain usury laws of New York State may apply. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Securities in which $2,500,000 or more has been invested. While the Company believes that New York law would be given effect by a state or Federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower (including, in some cases, corporate borrowers). It is suggested that prospective investors consult their personal advisors with respect to the applicability of such laws. The Company will covenant for the benefit of the Holders of the Securities, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Securities.

Trading

     The Securities have been listed on the AMEX under the symbol "MLH". It is expected that the secondary market for the Securities will be affected by the creditworthiness of the Company and by a number of other factors.

     The trading value of the Securities is expected to depend substantially on the extent of the appreciation, if any, of the Portfolio Value over the Benchmark Portfolio Value. If, however, Securities are sold prior to the maturity date at a time when the Portfolio Value exceeds the Benchmark Portfolio Value, the sale price may be at a substantial discount from the amount expected to be payable to the beneficial owner if such excess of the Portfolio Value over the Benchmark Portfolio Value were to prevail until maturity of the Securities because of the possible fluctuation of the Portfolio between the time of such sale and the time that the Ending Portfolio Value is determined. Furthermore, the price at which a beneficial owner will be able to sell Securities prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the Portfolio is below, equal to, or not sufficiently above the Benchmark Portfolio Value. A discount could also result from rising interest rates.

     In addition to the value of the Portfolio, the trading value of the Securities may be affected by a number of interrelated factors, including the creditworthiness of the Company and those factors listed below. The relationship among these factors is complex, including how these factors affect the relative value of the principal amount of the Securities to be repaid at maturity and the value of the Supplemental Redemption Amount. Accordingly, investors should be aware that factors other than the level of the Portfolio are likely to affect the Securities' trading value. The expected effect on the trading value of the Securities of each of the factors listed below, assuming in each case that all other factors are held constant, is as follows:

     Interest Rates. Because the Securities repay at a minimum the principal amount thereof at maturity, the trading value of the Securities will likely be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the Securities is expected to decrease. If U.S. interest rates decrease, the trading value of the Securities is expected to increase. Interest rates may also affect the U.S. economy, and, in turn, the value of the Portfolio. Rising interest rates may lower the value of the Portfolio and, thus, may decrease the trading value of the Securities. Falling interest rates may increase the value of the Portfolio and, thus, may increase the trading value of the Securities.

     Volatility of the Portfolio. If the volatility of the Portfolio Value increases, the trading value of the Securities is expected to increase. If the volatility of the Portfolio Value decreases, the trading value of the Securities is expected to decrease.

     Time Remaining to Maturity. The Securities may trade at a value above that which may be inferred from the level of interest rates and the Portfolio. This difference will reflect a "time premium" due to expectations concerning the value of the Portfolio during the period prior to maturity of the Securities. As the time remaining to maturity of the Securities decreases, however, this time premium is expected to decrease, thus decreasing the trading value of the Securities. In addition, the price at which a beneficial owner may be able to sell Securities prior to maturity may be at a discount, which may be substantial, from the principal amount of the Securities if the value of the Portfolio is below, equal to, or not sufficiently above the Benchmark Portfolio Value.

     Dividend Rates in the United States. If dividend rates on the stocks comprising the Portfolio increase, the trading value of the Securities is expected to decrease. Conversely, if dividend rates on the stocks comprising the Portfolio decrease, the value of the Securities is expected to increase. However, in general, rising U.S. corporate dividend rates may increase the value of the Portfolio and, in turn, increase the trading value of the Securities. Conversely, falling U.S. corporate dividend rates may decrease the value of the Portfolio and, in turn, decrease the trading value of the Securities.

     The impact of the factors specified above, excluding the value of the Portfolio, may offset, partially or in whole, any increase in the trading value of the Securities that is attributable to an increase in the value of the Portfolio. For example, an increase in U.S. interest rates may cause the Securities to trade at a discount from their initial offering price, even if the Portfolio has appreciated significantly. In general, assuming all relevant factors are held constant, the effect on the trading value of the Securities of a given change in interest rates, Portfolio volatility and/or dividend rates of stocks comprising the Portfolio is expected to be less if it occurs later in the term of the Securities than if it occurs earlier in the term of the Securities. The effect on the trading value of the Securities of a given appreciation of the Portfolio in excess of the Benchmark Portfolio Value is expected to be greater if it occurs later in the term of the Securities than if it occurs earlier in the term of the Securities, assuming all other relevant factors are held constant.

The Portfolio

      The value of the Portfolio and the Supplemental Redemption Amount, if any, may be adversely affected by political, economic and other developments that affect the stocks underlying the Portfolio. Since the stocks underlying the Portfolio are of companies involved in various segments of the healthcare industry and the biotechnology industry, factors affecting these industries may affect the value of the Portfolio and therefore the trading value of the Securities. See "The Portfolio--Healthcare and Biotechnology Industries".

Other Considerations

      It is suggested that prospective investors who consider purchasing the Securities should reach an investment decision only after carefully considering the suitability of the Securities in light of their particular circumstances.

      Investors should also consider the tax consequences of investing in the Securities, and should consult their tax advisors.

     MLPF&S or its affiliates may from time to time engage in transactions involving the stocks underlying the Portfolio for their proprietary accounts and for other accounts under their management, which may influence the value of such stocks and therefore the value of the Securities. MLPF&S and its affiliates will also be the counterparties to the hedge of the Company's obligations under the Securities. Accordingly, under certain circumstances, conflicts of interest may arise between MLPF&S's responsibilities as Calculation Agent with respect to the Securities and its obligations under its hedge and its status as a subsidiary of the Company. Under certain circumstances, the duties of MLPF&S as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of MLPF&S as an affiliate of the issuer of the Securities, Merrill Lynch & Co., Inc., and with the interests of the holders of the Securities.

                     DESCRIPTION OF SECURITIES

General

     The Securities were issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "Senior Indenture", which is more fully described below. The Securities will mature on October 31, 2001.

     At maturity a beneficial owner of a Security will receive the principal amount of such Security plus the Supplemental Redemption Amount, if any, however, there will be no other payment of interest, periodic or otherwise. (See "Payment at Maturity" below.)

     The Securities are not subject to redemption by the Company or at the option of any beneficial owner prior to maturity. Upon the occurrence of an Event of Default with respect to the Securities, beneficial owners of the Securities may accelerate the maturity of the Securities, as described under "Description of Securities--Events of Default and Acceleration" in this Prospectus and "Other Terms--Events of Default" in this Prospectus.

   The Securities were issued in denominations of whole Units.

Payment at Maturity

      At maturity, a beneficial owner of a Security will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Portfolio Value does not exceed the Benchmark Portfolio Value a beneficial owner of a Security will be entitled to receive only the principal amount thereof.

      At maturity, a beneficial owner of a Security will be entitled to receive, with respect to each such Security, (i) the principal amount thereof ($10 for each Unit), and (ii) the Supplemental Redemption Amount equal in amount to:

      Principal Amount x Ending Portfolio Value--Benchmark Portfolio Value
                         -------------------------------------------------
                                      Benchmark Portfolio Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. The Benchmark Portfolio Value equals 115. The Benchmark Portfolio Value was determined on the Pricing Date by multiplying the Starting Portfolio Value (as defined below) by a factor equal to 115%. Based on the individual prices of the Portfolio Securities on the Pricing Date, the Multiplier for each Portfolio Security was initially set by the AMEX so that, on the Pricing Date, the Portfolio Securities were equally dollar-weighted in the Portfolio and the Portfolio Value equaled 100 (the "Starting Portfolio Value"). The Ending Portfolio Value will be determined by MLPF&S (the "Calculation Agent") and will equal the average (arithmetic mean) of the closing values of the Portfolio determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Ending Portfolio Value will equal the average (arithmetic mean) of the closing values of the Portfolio on such Calculation Days, and if there is only one Calculation Day, then the Ending Portfolio Value will equal the closing value of the Portfolio on such Calculation Day. If no Calculation
Days occur during the Calculation Period because of Market Disruption Events, then the Ending Portfolio Value will equal the closing value of the Portfolio determined on the last scheduled Portfolio Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day. The "Calculation Period" means the period from and including the seventh scheduled Portfolio Business Day prior to the maturity date to and including the second scheduled Portfolio Business Day prior to the maturity date. "Calculation Day" means any Portfolio Business Day during the Calculation
Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Portfolio Value, a "Portfolio Business Day" is a day on which the AMEX is open for trading and trading generally occurs in the over-the-counter market for equity securities and the Portfolio or any Successor Portfolio is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation
Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the Securities.

     The following table illustrates, for a range of hypothetical Ending Portfolio Values, (i) the total amount payable at maturity for each $10 principal amount of Securities, based on the Benchmark Portfolio Value, which equals 115% of the Starting Portfolio Value; (ii) the pretax annualized rate of return to beneficial owners of Securities, and (iii) the pretax annualized rate of return of an investment in the stocks underlying the Portfolio (which includes an assumed aggregate dividend yield of 0.23% per annum, as more fully described below).

                                              Total             Pretax             Pretax Annualized
                        Percentage Change     Amount       Annualized Rate of      Rate of Return of
Hypothetical Ending     Over the Starting   Payable at       Return on the         Stock Underlying
Portfolio Value         Portfolio Value     Maturity(1)       Securities(2)       the Portfolio(2)(3)
-------------------     -----------------   -----------    ------------------    --------------------
      50                    -50%             $ 10.00               0.00%                 -13.09%
      60                    -40%             $ 10.00               0.00%                  -9.66%
      70                    -30%             $ 10.00               0.00%                  -6.71%
      80                    -20%             $ 10.00               0.00%                  -4.11%
      90                    -10%             $ 10.00               0.00%                  -1.79%
     100(4)                   0%             $ 10.00               0.00%                   0.23%
     110                     10%             $ 10.00               0.00%                   2.23%
     120                     20%             $ 10.43               0.85%                   4.00%
     130                     30%             $ 11.30               2.47%                   5.64%
     140                     40%             $ 12.17               3.97%                   7.17%
     150                     50%             $ 13.04               5.39%                   8.60%
     160                     60%             $ 13.91               6.72%                   9.96%
     170                     70%             $ 14.78               7.97%                  11.23%
     180                     80%             $ 15.65               9.16%                  12.45%
     190                     90%             $ 16.52              10.30%                  13.60%
     200                    100%             $ 17.39              11.38%                  14.70%
     210                    110%             $ 18.26              12.41%                  15.75%
     220                    120%             $ 19.13              13.40%                  16.76%
     230                    130%             $ 20.00              14.35%                  17.77%
     240                    140%             $ 20.87              15.27%                  18.66%
     250                    150%             $ 21.74              16.15%                  19.56%


(l) The total amount payable at maturity is based on the Benchmark Portfolio Value, which equals 115% of the Starting Portfolio Value.

(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(3) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Portfolio with the allocation of such amount reflecting the relative weights of such stocks in the Portfolio: (ii) a percentage change in the aggregate price of such stocks that equals the percentage change in the Portfolio from the Starting Portfolio Value to the relevant hypothetical Ending Portfolio Value; (iii) a constant dividend yield of 0.23% per annum, paid quarterly from the date of initial delivery of Securities, applied to the value of the Portfolio at the end of each such quarter assuming such value increases or decreases linearly from the Starting Portfolio Value to the applicable hypothetical Ending Portfolio Value; (iv) no transaction fees or expenses; (v) a five year maturity of the Securities from the date of issuance; and (vi) a final Portfolio value equal to the Ending Portfolio Value. The aggregate dividend yield of the stocks underlying the Portfolio as of October 24, 1996 was approximately 0.23% per annum.

(4) The Starting Portfolio Value was set at 100 based on the closing prices on the Pricing Date.

     The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the pretax annualized rate of return resulting therefrom will depend entirely on the actual Ending Portfolio Value determined by the Calculation Agent as provided herein.

Adjustments to the Portfolio; Market Disruption Events

     If at any time the method of calculating the Portfolio Value is changed in any material respect, or if the Portfolio is in any other way modified so that such Portfolio Value does not, in the opinion of the Calculation Agent, fairly represent the Portfolio Value had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Ending Portfolio Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Portfolio Value as if such changes or modifications had not been made, and calculate such closing value with reference to the Portfolio Value, as adjusted. Accordingly, if the method of calculating the Portfolio Value is modified so that the Portfolio Value is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Portfolio Value), then the Calculation Agent shall adjust such Portfolio Value in order to arrive at a Portfolio Value as if it had not been modified (e.g., as if such split had not occurred).

   "Market Disruption Event" means either of the following events, as determined by the Calculation Agent:

      (i) the suspension or material limitation (limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange or any other self regulatory organization or the Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall be considered "material" for purposes of this definition) in the trading of three or more of the Portfolio Securities on any exchange in the United States or in the over-the-counter market for more than two hours of trading or during the period one-half hour prior to the close of such trading, or

      (ii) the suspension or material limitation (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in the trading of option contracts related to three or more of the Portfolio Securities traded on any exchange for more than two hours of trading or during the period one-half hour prior to the close of such trading.

      For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

Discontinuance of the Portfolio
                                       8

     If the AMEX discontinues publication of the Portfolio Value and the AMEX or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Portfolio Value (any such index being referred to hereinafter as a "Successor Portfolio Value"), then, upon the Calculation Agent's notification of such determination to the Trustee (as defined below) and the Company, the Calculation Agent will substitute the Successor Portfolio Value as calculated by the AMEX or such other entity for the Portfolio Value and calculate the Ending Portfolio Value as described above under "Payment at Maturity". Upon any selection by the Calculation Agent of a Successor Portfolio Value, the Company shall cause notice thereof to be given to Holders of the Securities.

     If the AMEX discontinues publication of the Portfolio Value and a Successor Portfolio Value is not selected by the Calculation Agent or is no longer published on any of the Calculation Days, the value to be substituted for the Portfolio Value for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for each Calculation Day in accordance with the procedures last used to calculate the Portfolio Value prior to any such discontinuance. If a Successor Portfolio Value is selected or the Calculation Agent calculates a value as a substitute for the Portfolio Value as described below, such Successor Portfolio Value or value shall be substituted for the Portfolio Value for all purposes, including for purposes of determining whether a Market Disruption Event exists.

     If the AMEX discontinues publication of the Portfolio Value prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Portfolio Value is available at such time, then on each Business Day until the earlier to occur of (i) the determination of the Ending Portfolio Value and (ii) a determination by the Calculation Agent that a Successor Portfolio Value is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in THE WALL STREET JOURNAL (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Portfolio Value may adversely affect trading in the Securities.

Events of Default and Acceleration

     In case an Event of Default with respect to any Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a Security upon any acceleration permitted by the Securities, with respect to each $10 principal amount thereof, will be equal to: (i) the initial issue price ($10), plus (ii) an additional amount of contingent interest calculated as though the date of early repayment were the maturity date of the Securities. See "Description of Securities--Payment at Maturity" in this Prospectus. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Securities.

     In case of default in payment at the maturity date of the Securities (whether at their stated maturity or upon acceleration), from and after the maturity date the Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 7.7% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Securities to the date payment of such amount has been made or duly provided for.

Depository

     Upon issuance, all Securities will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as Depository (the "Depository"), registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Securities in definitive form, no Global Security may be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

     DTC is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Purchases of Securities must be made by or through Participants, which will receive a credit on the records of DTC. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities.

     So long as DTC, or its nominee, is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the Senior Indenture. Except as provided below, Beneficial Owners in a Global Security will not be entitled to have the Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of the Securities in definitive form and will not be considered the owners or Holders thereof under the Senior Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the Senior Indenture. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Senior Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the Senior Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Payment of the principal of, and any Supplemental Redemption Amount with respect to, Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the Holder of the Global Securities representing such Securities. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects thin DTC, upon receipt of any payment of principal or any Supplemental Redemption Amount in respect of a Global Security, will credit the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of DTC. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

     If (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Securities, the Global Securities will be exchangeable for Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive Securities shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in such Global Securities.

Same-Day Settlement and Payment

     All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in immediately available funds so long as the Securities are maintained in book-entry form.

                         THE PORTFOLIO

General

     While the Portfolio consists of stocks of certain companies involved in various segments of the healthcare industry and the biotechnology industry, the Portfolio is not intended to provide an indication of the pattern of price movements of common stocks of healthcare and biotechnology corporations generally. All of the Portfolio Securities are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission is available at the offices of the Commission and at the Web site specified under "Available Information" in this Prospectus. Neither the Company nor MLPF&S makes any representation or warranty as to the accuracy or completeness of such reports. THE INCLUSION OF A PORTFOLIO SECURITY IN THE PORTFOLIO IS NOT A RECOMMENDATION TO BUY OR SELL SUCH PORTFOLIO SECURITY AND NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF SECURITIES AS TO THE PERFORMANCE OF THE PORTFOLIO.

     The Company or its affiliates may presently or from time to time engage in business with one or more of the issuers of the Portfolio Securities, including extending loans to, or making equity investments in, such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to such issuers and, in addition, one or more affiliates of the Company may publish research reports with respect to such issuers. The Company does not make any representation to any purchaser of Securities with respect to any matters whatsoever relating to such issuers. Any prospective purchaser of a Security should undertake an independent investigation of the issuers of the Portfolio Securities as in its judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Healthcare and Biotechnology Industries

     The healthcare industry is subject to various federal, state and local laws and regulations which are frequently subject to change in many ways that can affect the price of the stocks of companies involved in such industry.

     A number of legislative bills and proposals to regulate, control or alter substantially the methods of financing and delivering healthcare, including proposals covering cost controls, imposition of charitable care requirements, national health insurance, incentives for competition in the provision of healthcare insurance premiums, catastrophic illness coverage under Medicare, a voucher system for Medicare, and the promotion of prepaid healthcare plans, are currently under discussion, and certain of such bills have been introduced in Congress. There are wide variations among these bills and proposals, and the effect of these bills and proposals on the healthcare industry cannot be determined at this time. Because of the many possible financial effects that could result from an enactment of any of these bills and proposals, it is not possible at this time to predict with assurance the effect on the prices of Portfolio Securities and therefore the Securities if any of these bills or proposals were enacted.

     The biotechnology industry segment is subject to many of the same factors that affect the healthcare industry. In addition, the products produced by biotechnology companies often entail costly research and development and can be subject to extensive regulatory review prior to approval for sale.

Computation of the Portfolio Value

      The AMEX will generally calculate and disseminate the value of the Portfolio based on the most recently reported prices of the Portfolio Securities (as reported by the Exchanges), at approximately 15-second intervals during the AMEX's business hours and at the end of each Portfolio Business Day via the Consolidated Tape Association's Network B. The Portfolio Value, at any time, will equal the sum of the products of such prices and the applicable Multipliers for the Portfolio Securities. The Ending Portfolio Value, however, is calculated by the Calculation Agent based on averaging the Portfolio Values reported by the AMEX at the end of certain Portfolio Business Days. See "Description of Securities--Payment at Maturity". The securities listed below are the Portfolio Securities and will be used to calculate the value of the Portfolio. Holders of the MITTS will not have any right to receive the Portfolio Securities. The following table sets forth the issuers of the Portfolio Securities, the exchanges, the percentage of each Portfolio Security in the Starting Portfolio Value and the initial Multipliers:



                                                              Approximate
                                                                Market
                                                              Capitalization       % of Starting
Issuer of the                               Industry             as of                Portfolio      Initial
Portfolio Security        Exchanges         Segment          October 23, 1996          Value        Multiplier
------------------       -----------    ------------------  -----------------      -------------   --------------
                                                              (In Millions)

Amgen Inc                  Nasdaq        Biotechnology             16,312.14              4%          0.0640000
Apria Healthcare
  Group Inc                NYSE          Health--Specialty            874.73              4%          0.2269504
Baxter International Inc   NYSE          Hospital Supplies         11,718.40              4%          0.0981595
Beverly Enterprises        NYSE          Health--Long Term Care     1,166.27              4%          0.3368421
Biogen, Inc                Nasdaq        Biotechnology              2,870.02              4%          0.0487805
Chiron Corporation         Nasdaq        Biotechnology              3,270.62              4%          0.2077922
Columbia/HCA Healthcare
  Corporation              NYSE          Hospital Management       24,148.37              4%          0.1126761
Emcare Holdings Inc        Nasdaq        Health--Specialty            215.90              4%          0.1502347
Genzyme Corporation        Nasdaq        Biotechnology              1,629.46              4%          0.1649485
Genesis Health
  Ventures, Inc            NYSE          Health--Long Term Care       730.63              4%          0.1675393
Health Management
  Associates, Inc          NYSE          Hospital Management        2,495.82              4%          0.1729730
Healthsource, Inc          NYSE          Health Maintenance
                                           Organization               741.34              4%          0.3440860
Healthsouth Corporation    NYSE          Health--Specialty          5,909.69              4%          0.1038961
Humana Inc                 NYSE          Health Maintenance
                                           Organization             3,086.40              4%          0.2105263
Johnson & Johnson          NYSE          Hospital Supplies         66,327.34              4%          0.0822622
Medpartners/Mullikin, Inc  NYSE          Health Maintenance
                                           Organization             1,205.26              4%          0.1720430
Neuromedical Systems, Inc  Nasdaq        Health--Specialty            516.75              4%          0.2162162
Olsten Corporation         NYSE          Health--Specialty          1,283.15              4%          0.1739130
Oxford Health Plans, Inc   Nasdaq        Health Maintenance
                                           Organization             3,441.59              4%          0.0871935
Phycor, Inc                Nasdaq        Health Maintenance
                                           Organization             1,759.06              4%          0.1216730
Quorum Health Group, Inc   Nasdaq        Hospital Management        1,291.42              4%          0.1428571
Renal Treatment
  Centers, Inc             NYSE          Health--Specialty            683.50              4%          0.1361702
Tenet Healthcare
  Corporation              NYSE          Hospital Management        4,476.70              4%          0.1893491
Total Renal Care
  Holdings, Inc            NYSE          Health--Specialty          1,119.74              4%          0.0932945
United Healthcare
  Corporation              NYSE          Health Maintenance
                                           Organization             6,657.24              4%          0.1126761

       The initial Multiplier relating to each Portfolio Security indicates the number of shares of such Portfolio Security, given the market price of such Portfolio Security, required to be included in the calculation of the Starting Portfolio Value so that each Portfolio Security represents an equal percentage of the Starting Portfolio Value. The price of each Portfolio Security used to calculate the initial Multiplier relating to each such Portfolio Security was the closing price of such Portfolio Security on the Pricing Date. The respective Multipliers will remain constant for the term of the Securities unless adjusted for certain corporate events, as described below.

Adjustments to the Multiplier and Portfolio

       The Multiplier with respect to any Portfolio Security and the Portfolio will be adjusted as follows:

     1. If a Portfolio Security is subject to a stock split or reverse stock split, then once such split has become effective, the Multiplier relating to such Portfolio Security will be adjusted to equal the product of the number of shares issued with respect to one such share of such Portfolio Security and the prior multiplier.

     2. If a Portfolio Security is subject to a stock dividend (issuance of additional shares of the Portfolio Security) that is given equally to all holders of shares of the issuer of such Portfolio Security, then once the dividend has become effective and such Portfolio Security is trading ex-dividend, the Multiplier will be adjusted so that the new Multiplier shall equal the former Multiplier plus the product of the number of shares of such Portfolio Security issued with respect to one such share of such Portfolio Security and the prior multiplier.

     3. There will be no adjustments to the Multipliers to reflect cash dividends or distributions paid with respect of a Portfolio Security other than for Extraordinary Dividends as described below. A cash dividend with respect to a Portfolio Security will be deemed to be an "Extraordinary Dividend" if such dividend exceeds the immediately preceding non-Extraordinary Dividend for such Portfolio Security by an amount equal to at least 10% of the market price on the Portfolio Business Day preceding the record day for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to a Portfolio Security, the Multiplier with respect to such Portfolio Security will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Multiplier will equal the product of (i) the then current Multiplier, and (ii) a fraction, the numerator of which is the sum of the Extraordinary Dividend Amount and the market price on the Trading Day preceding the ex-dividend date, and the denominator of which is the market price on the Trading Day preceding the ex-dividend date. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Portfolio Security will equal such Extraordinary Dividend minus the amount of the immediately preceding non-Extraordinary Dividend for such Portfolio Security.

     4. If the issuer of a Portfolio Security is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such Portfolio Security will continue to be included in the Portfolio so long as a market price for such Portfolio Security is available. If a market price is no longer available for a Portfolio Security for whatever reason, including the liquidation of the issuer of such Portfolio Security or the subjection of the issuer of such Portfolio Security to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Portfolio Security will equal zero in connection with calculating the Portfolio Value and the Ending Portfolio Value for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the value of the Portfolio to compensate for the deletion of such Portfolio Security.

     5. If the issuer of a Portfolio Security has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for such Portfolio Security will be determined at the time such issuer is merged or consolidated or nationalized and will equal the last available market price for such Portfolio Security and that value will be constant for the remaining term of the Securities. At such time, no adjustment will be made to the Multiplier of such Portfolio Security. The Company may at its sole discretion increase such last available market price to reflect payments or dividends of cash, securities or other consideration to holders of such Portfolio Security in connection with such a merger or consolidation which may not be reflected in such last available market price.

     6. If the issuer of a Portfolio Security issues to all of its shareholders equity securities that are publicly traded of an issuer other than the issuer of the Portfolio Security, then such new equity securities will be added to the Portfolio as a new Portfolio Security. The Multiplier for such new Portfolio

Security will equal the product of the original Multiplier with respect to the Portfolio Security for which the new Portfolio Security is being issued (the "Original Portfolio Security") and the number of shares of the new Portfolio Security issued with respect to one share of the Original Portfolio Security.

     No adjustments of any Multiplier of a Portfolio Security will be required unless such adjustment would require a change of at least 1% in the Multiplier then in effect. The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

     The AMEX expects that no adjustments to the Multiplier of any Portfolio Security or to the Portfolio will be made other than those specified above, however, the AMEX may at its discretion make adjustments to maintain the economic intent of the Portfolio.

     A potential investor should review the historical performance of the Portfolio. The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the Portfolio will increase sufficiently to cause the beneficial owners of the Securities to receive an amount in excess of the principal amount at the maturity of the Securities.

                          OTHER TERMS

General

     The Securities were issued as a series of Senior Debt Securities under the Indenture (the "Senior Indenture"), dated as of April 1, 1983, as amended and restated, between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"). A copy of the Senior Indenture is filed as an exhibit to the registration statements relating to the Securities. The following summaries of certain provisions of the Senior Indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Senior Indenture, including the definition therein of certain terms.

     The Senior Indenture provides that series of Senior Debt Securities may from time to time be issued thereunder, without limitation as to aggregate principal amount, in one or more series and upon such terms as the Company may establish pursuant to the provisions thereof.

     The Senior Indenture provides that the Senior Indenture and the Securities are governed by and construed in accordance with the laws of the State of New York.

     The Senior Indenture provides that the Company may issue Senior Debt Securities with terms different from those of Senior Debt Securities previously issued, and "reopen" a previously issued series of Senior Debt Securities and issue additional Senior Debt Securities of such series.

     The Senior Debt Securities are unsecured and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. However, since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the Holders of Senior Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

Limitations Upon Liens

    The Company may not, and may not permit any Subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by the Senior Indenture) on the Voting Stock owned directly or indirectly by the Company of any Subsidiary (other than a Subsidiary which, at the time of the incurrence of such secured indebtedness, has a net worth of less than $3,000,000) without making effective provision whereby the Outstanding Senior Debt Securities will be secured equally and ratably with such secured indebtedness.

Limitation on Disposition of Voting Stock of, and Merger and Sale of Assets by, MLPF&S

    The Indenture provides that the Company may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary (defined in the Senior Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by the Company). In addition, the Company may not permit MLPF&S to (i) merge or consolidate, unless the surviving company is a Controlled Subsidiary or (ii) convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

Merger and Consolidation

    The Indenture provides that the Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, provided that (i) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall be a corporation organized and existing under the laws of the United States of America or a state thereof and shall assume payment of the principal of (and premium, if any) and interest on the Senior Debt Securities and the performance and observance of all of the covenants and conditions of the Senior Indenture to be performed or observed by the Company, and (ii) the Company or such successor corporation. as the case may be, shall not immediately thereafter be in default under the Senior Indenture.

Modification and Waiver

    Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Outstanding Senior Debt Securities of each series issued pursuant to such indenture and affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest or Additional Amounts payable on, any Senior Debt Security or any premium payable on the redemption thereof, or change the Redemption Price; (b) reduce the principal amount of, or the interest or Additional Amounts payable on, any Senior Debt Security or reduce the amount of principal which could be declared due and payable prior to the Stated Maturity;
(c) change place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any Senior Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Debt Security; (e) reduce the percentage in principal amount of the Outstanding Senior Debt Securities of any series, the consent of whose Holders is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of Outstanding Senior Debt Securities necessary to waive any past default to less than a majority. No modification or amendment of the Subordinated Indenture or any Subsequent Indenture for Subordinated Debt Securities may adversely affect the rights of any holder of Senior Indebtedness without the consent of such Holder. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of Outstanding Senior Debt Securities of any series may, with respect to such series, waive past defaults under the Indenture and waive compliance by the Company with certain provisions thereof.

Events of Default

     Under the Senior Indenture, the following will be Events of Default with respect to Senior Debt Securities of any series: (a) default in the payment of any interest or Additional Amounts payable on any Senior Debt Security of that series when due, continued for 30 days; (b) default in the payment of any principal or premium, if any, on any Senior Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Senior Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in the Indenture for the benefit of such series or in the Senior Debt Securities of such series. continued for 60 days after written notice as provided in the Senior Indenture;
(e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Senior Debt Securities of that series. The Trustee or the Holders of 25% in principal amount of the Outstanding Senior Debt Securities of that series may declare the principal amount (or such lesser amount as may be provided for in the Senior Debt Securities of that series) of all Outstanding Senior Debt Securities of that series and the interest due thereon and Additional Amounts payable in respect thereof, if any to be due and payable immediately if an Event of Default with respect to Senior Debt Securities of such series shall occur and be continuing at the time of such declaration. At any time after a declaration of acceleration has been made with respect to Senior Debt Securities of any series but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Senior Debt Securities of any series may be waived by the Holders of a majority in principal amount of all Outstanding Senior Debt Securities of that series, except in a case of failure to pay principal or premium, if any, or interest or Additional Amounts payable on any Senior Debt Security of that series for which payment had not been subsequently made or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of such series affected.

     The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Senior Debt Securities of such series, provided that such direction shall not be in conflict with any rule of law or the Senior Indenture. Before proceeding to exercise any right or power under the Senior Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

     The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Senior Indenture.

           CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Solely for purposes of applying final Treasury regulations (the "Final Regulations") concerning the United States Federal income tax treatment of contingent payment debt instruments to the Securities, the Company has determined that the projected payment schedule for the Securities will consist of payment on the maturity date of the principal amount thereof and a Supplemental Redemption Amount equal to $3.8425 per Unit. This represents an estimated yield on the Securities equal to 6.61% per annum (compounded semiannually).

     The projected payment schedule (including both the projected Supplemental Redemption Amount and the estimated yield on the Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the Securities), and is not a prediction of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

     The following table sets forth the amount of interest that will be deemed to have accrued with respect to each Unit of the Securities during each accrual period over the term of the Securities based upon the projected payment schedule for the Securities (including both the projected Supplemental Redemption Amount and the estimated yield equal to 6.61% per annum (compounded semiannually)) as determined by the Company for purposes of the application of the Final Regulations to the Securities:

                                                           Total Interest
                                                               Deemed
                                                         to Have Accrued on
                              Interest Deemed to        Securities as of End
                             Accrue During Accrual       of Accrual Period
      Accrual Period           Period (per Unit)             (per Unit)
      --------------           -----------------             ----------

 October 30, 1996 through
           April 30, 1997           $0.3305                    $0.3305


 May 1, 1997 through
         October 31, 1997           $0.3414                    $0.6719

 November 1, 1997 through
           April 30, 1998           $0.3527                    $1.0246


 May 1, 1998 through
         October 31, 1998           $0.3644                    $1.3890


 November 1, 1998 through
           April 30, 1999           $0.3764                    $1.7654


 May 1, 1999 through
         October 31, 1999           $0.3888                    $2.1542

 November 1, 1999 through
           April 30, 2000           $0.4017                    $2.5559

 May 1, 2000 through
         October 31, 2000           $0.4150                    $2.9709


 Novebert 1, 2000 through
           April 30, 2001           $0.4287                    $3.3996


 May 1, 2001 through
         October 31, 2001           $0.4429                    $3.8425



     Projected Supplemental Redemption Amount =$3.8425 per Unit

     Investors in the Securities may also obtain the projected payment schedule, as determined by the Company for purposes of the application of the Final Regulations to the Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Richard D. Kreuder, Office of the Corporate Secretary, 100 Church Street, New York, NY 10080.

                            EXPERTS

     The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1995 Annual Report on Form 10-K, and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. The Selected Financial Data under the captions "Operating Results", "Financial Position" and "Common Share Data" for each of the five years in the period ended December 29, 1995 included in the 1995 Annual Report to Stockholders of the Company and incorporated by reference herein, has been derived from consolidated financial statements audited by Deloitte & Touche LLP, as set forth in their reports incorporated by reference herein. Such consolidated financial statements and related financial statement schedules, and such Selected Financial Data incorporated by reference in this Prospectus and

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


the Registration Statement of which this Prospectus is a part, have been incorporated herein by reference in reliance upon such reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

     With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in such Quarterly Report on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, (the "Act") for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


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